Exhibit 99

August 10, 2009


Dear Shareholder:

We want to report that we recorded positive earnings for the second quarter of this year and have recorded positive earnings for the first six months of 2009 of $640,000. This year's earnings have been significantly reduced by the "special assessment" levied by the FDIC which applied to all insured banks. As expected, significant loan loss provisions for the quarter and first six months of this year, expenses associated with historic levels of non-performing assets; and the continued weak real estate market have also continued to impact our operating results.

Economic conditions in our local trade areas continue to be challenging as real estate values continue to decline, which has caused our level of non-performing loans to increase to historic levels. During the second quarter, we recorded provisions for loan losses of $873,000, bringing our total provisions for the first six months of 2009 to $1,578,000.

Even though our earnings are certainly less than desired for the first two quarters, they are a move in the right direction. We were very proactive in 2008 and dealt with our known problem assets very early in the economic downturn. By dealing with these early, we were able to record profits in every month except one this year with few surprises thus far. We do expect a "second wave" of mostly smaller loans to experience significant problems caused by increasing unemployment and weakening financial conditions. We believe they will come from historically good customers with good credit who have simply run out of options. We do not think these problems will be as severe for us as the earlier problems in this downturn, but we are preparing to deal with them if they occur.

We also continue to make steady progress in our underlying financial performance. For example, core deposits have increased 5.8% since year-end 2008. During the six month period, our net interest margin expanded 24 basis points to 3.45%, as we began to realize the benefit of growth in core deposits and focused more on deposit and loan pricing. Further, our focus on controlling and cutting costs was evident as we produced a significant decrease in our controllable expenses.

We believe we have taken actions to significantly strengthen our balance sheet, a prerequisite for achieving our long-term objective of returning the Company to consistent and sustainable earnings growth. Strong liquidity, capital and reserves are the most important elements of a strong balance sheet and we believe we have made significant progress with all three during the first half of this year.

As reported to you last quarter, the Company received approval in March to sell preferred shares to the U. S. Treasury under the Treasury Capital Purchase Program. On April 24, 2009, the Company issued preferred shares to the U. S. Treasury in exchange for $12.6 million. Our board and management felt it prudent to sell the shares in order to ensure that our capital levels remain sufficient to meet future challenges as a result of current economic conditions. We are proud to report that our Company continues to be considered "well capitalized" and maintains capital well in excess of levels required by its regulatory agency.

During the second half of 2009, we will continue to focus on building a strong balance sheet through a continued focus on increasing core deposits and becoming more disciplined in the pricing of both our deposits and our loans. Management and the board also deem it prudent to continue making significant provisions for loan losses during the second half of the year that may exceed those recorded in the first six months, if economic conditions continue to weaken.

Attached you will find a copy of our consolidated financial highlights for the second quarter and year-to-date period ending June 30, 2009.

Thank you for your continued support and loyalty.

Sincerely,


R. Riggie Ridgeway                      L. Andrew  Westbrook,  III
Chief Executive Officer                 President and Chief Operating Officer

                          PEOPLES BANCORPORATION, INC.
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                                   (Unaudited)
                 (Amounts in thousands except share information)

                                                                                              Three Months Ended June 30,
Income Statement                                                                      2009                 2008              Change
                                                                                      ----                 ----              ------
  Net interest income ....................................................            $ 4,249              $ 4,306            -1.32%
  Provision for loan losses ..............................................                873                2,l75           -59.86%
  Other income ...........................................................                896                  894             0.22%
  Other expense ..........................................................              4,150                4,094             1.37%
                                                                                      -------              -------
  Income (loss) before income taxes ......................................                122               (1,069)             N/A
  Provision (benefit) for income taxes ...................................                (96)                (506)          -81.03%
                                                                                      -------              -------
  Net income (loss) ......................................................            $   218              $  (563)             N/A
                                                                                      =======              =======
  Dividends paid or accumulated on preferred stock .......................                128                    -           100.00%
  Net amortization (accretion) of preferred stock ........................                  8                    -           100.00%
                                                                                      -------              -------
  Net income (loss) available to common shareholders .....................            $    82              $  (563)             N/A
                                                                                      =======              =======

  Return on average assets (1) (2) .......................................               0.16%               -0.40%
  Return on average common equity (1) (3) ................................               0.78%               -4.57%

Net income per common share
  Basic ..................................................................            $  0.01              $ (0.08)
  Diluted ................................................................            $  0.01              $ (0.08)

                                                                                                Six Months Ended June 30,
Income Statement                                                                    2009               2008                  Change
                                                                                    ----               ----                  ------
  Net interest income ...................................................           $ 8,654             $ 8,627                0.31%
  Provision for loan losses .............................................             1,578               2,410              -34.52%
  Other income ..........................................................             1,932               1,855                4.15%
  Other expense .........................................................             8,234               8,351               -1.40%
                                                                                    -------             -------
  Income (loss) before income taxes .....................................               774                (279)                N/A
  Provision (benefit) for income taxes ..................................                (2)               (329)             -99.39%
                                                                                    -------             -------
  Net income (loss) .....................................................           $   776             $    50             1,452.0%
                                                                                    =======             =======
  Dividends paid or accumulated on preferred stock ......................               128                   -              100.00%
  Net amortization (accretion) of preferred stock .......................                 8                   -              100.00%
                                                                                    -------             -------
  Net income (loss) available to common shareholders ....................               640             $    50             1,356.0%
                                                                                    =======             =======

  Return on average assets (1) (2) ......................................              0.28%               0.02%
  Return on average common equity (1) (3) ...............................              3.05%               0.20%

Net income per common share
  Basic .................................................................           $  0.09             $  0.01
  Diluted ...............................................................           $  0.09             $  0.01

                                        June 30,       June 30,     December 31,
                                          2009           2008           2008
Balance Sheet                          (Unaudited)   (Unaudited)     (Audited)
                                       -----------   -----------     ---------
  Total assets ......................   $541,265      $555,095        $559,875
  Gross loans .......................    389,956       423,247         398,711
  Allowance for loan losses .........      7,809         5,558           9,217
  Loans, net ........................    382,147       417,689         389,494
  Securities ........................    107,453        94,162         112,247
  Total earning assets ..............    501,223       519,374         520,908
  Total deposits ....................    451,724       413,068         445,369
  Shareholders' equity ..............     54,634        48,333          41,512
  Book value per common share .......       6.00          6.85            5.87

     (1)  Annualized
     (2) Return on average assets is calculated as net income (loss) divided by average assets.
     (3) Return on average common equity is calculated as net income (loss) available to common shareholders divided by average common equity.

                          PEOPLES BANCORPORATION, INC.
                           CONSOLIDATED FINANCIAL DATA
                                   (Unaudited)

                                                                 June          March        December       September        June
                                                                  30,            31,          31,              30,           30,
Asset Quality Data                                                2009         2009           2008           2008           2008
                                                                  ----         ----           ----           ----           ----
Nonperforming loans
  Non-accrual loans ......................................    $   17,746     $   14,056   $     16,950     $   16,752  $      7,352
  Past due loans 90 days + and still accruing ............             -              -              -              -             -
                                                              ----------     ----------     ----------     ----------     ---------
     Total nonperforming loans ...........................        17,746         14,056         16,950         16,752         7,352
  Other real estate owned ................................         3,919          4,921          5,428          2,038         1,216
                                                              ----------     ----------     ----------     ----------     ---------
     Total nonperforming assets ..........................  $     21,665   $     18,977   $     22,378     $   18,790  $      8,568
                                                              ==========     ==========     ==========     ==========     =========

Net charge-offs for quarter ended ........................  $        678   $      2,309   $      3,353     $    4,397  $        283

Nonperforming assets as a percentage of
  total loans and other real estate ......................          5.50%          4.78%          5.54%          4.59%         2.02%
Nonperforming assets to total assets .....................          4.00%          3.37%          4.00%          3.41%         1.54%
Allowance for loan losses to nonperforming loans .........         44.00%         54.16%         54.38%         45.58%        75.60%
Allowance for loan losses to total
  loans outstanding ......................................          2.00%          1.94%          2.31%          1.87%         1.31%
Quarterly net charge-offs to total
  loans outstanding ......................................          0.17%          0.59%          0.84%          1.08%         0.07%

Capital Ratios
  Total Capital (to risk-weighted assets) ................         14.18%         10.95%         10.77%         11.15%        12.19%
  Tier 1 Capital (to risk-weighted assets) ...............         12.92%          9.70%          9.49%          9.90%        10.94%
  Tier 1 Capital (to average assets) .....................          9.74%          7.27%          7.33%          7.69%         8.68%